Exhibit 99
DEARBORN BANCORP ANNOUNCES STOCK REPURCHASE PLAN
     Dearborn, Michigan, March 21, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, has announced a stock repurchase plan. Under the plan approved by the Company’s Board of Directors, a total of up to 250,000 of the Company’s common shares may be purchased on the open market at a price up to and including $22.00 per share. The repurchased shares will be held for future corporate uses as determined from time to time by the Board of Directors.
     John Demmer, the Company’s chairman and chief executive officer, announced the Board’s action. He added, “Given our Company’s unusually strong capital position and the conditions in the market for the stock of all Michigan banking organizations, our Board determined that this stock repurchase plan may be a prudent use of our ample resources that serves the best interests of all of our shareholders.”
     Dearborn Bancorp, Inc. is a registered bank holding company whose sole subsidiary Community Bank of Dearborn operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.
Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700